Exhibit 10.2

CHESAPEAKE ENERGY CORPORATION

April 27, 2021

Michael A. Wichterich

Via Email

Re:	Interim CEO Appointment

Dear Mike:

On behalf of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), I am pleased to provide you with this letter memorializing the terms of your employment with the Company to serve as Interim Chief Executive Officer of the Company, effective as of April 30, 2021.

During the period that you serve as the Interim Chief Executive Officer of the Company (the “Term”), as compensation for all services provided by you, you will be paid a salary at the rate of (a) $61,250.00 per month through July 31, 2021 and (b) $204,583.33 per month thereafter, in each case, pro-rated for any partial month during the Term, less applicable taxes and other withholdings, in accordance with the Company’s payroll practices in effect from time to time. In addition, you will receive an award of a number of performance share units (“PSUs”) under the Company’s Long Term Incentive Plan (the “LTIP”) with a grant date value of $430,000 as determined by the Company’s Board of Directors (the “Board”). The PSUs will become vested if, on any date prior to March 1, 2024, the 60-day volume weighted average price of the Company’s common stock equals or exceeds $55, which price the Board may adjust in accordance with the terms of the LTIP in the event of changes to the Company’s capital structure and similar events. If the Term ends prior to July 31, 2022, then a pro rata portion of the PSUs will immediately be forfeited without consideration (regardless of whether the stock price hurdle in the preceding sentence has been achieved), with such pro rata portion to be equal to (i) the number of PSUs granted to you, multiplied by (ii) a fraction, the numerator of which is the number of days between the last day of the Term and July 31, 2022 and the denominator of which is 92. The PSUs will be subject to the terms and conditions of the LTIP and an award agreement to be entered into between you and the Company. You will also be eligible to participate in those benefit plans and programs that the Company makes available to its similarly situated employees from time to time, subject to the terms and conditions of the applicable plans and programs as in effect from time to time. During the Term, you will continue to receive all cash retainers for your service as a member of the Board of Directors of the Company, and the outstanding restricted stock units granted to you on February 22, 2021 shall remain outstanding and eligible to vest pursuant to the terms and conditions set forth in the Restricted Stock Unit Award Agreement and Notice evidencing such award.

Your employment is not for a specific term and is terminable at-will. This means that you are not entitled to remain an employee or officer of the Company for any particular period of time, and either you or the Company may terminate the employment relationship at any time, with or without notice, and for any reason not prohibited by applicable law. Upon a termination of your employment, you will not be eligible for any severance pay or other severance benefits, regardless of the reason for such termination of your employment.

Your employment is subject to your entry into, and agreement to abide by the terms of, the enclosed Confidentiality Agreement. During the Term, you will be expected to comply with all of the Company’s policies and procedures in effect during the Term.

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Mike, we appreciate your willingness to assume this role, and we look forward to your additional contributions to the Company in this interim role. To acknowledge the terms of your employment memorialized in this letter, please sign below.

Very truly yours,

CHESAPEAKE ENERGY CORPORATION

By:	/s/ James R. Webb
Name: James R. Webb
Title: Executive Vice President – General Counsel

AGREED AND ACCEPTED:

/s/ Michael A. Wichterich
Michael A. Wichterich

[Signature Page to Letter Agreement with Michael A. Wichterich]